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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) April 30, 1998


                             PATTERSON ENERGY, INC.
             (Exact name of registrant as specified in its charter)



              DELAWARE                           0-22664                    75-2504748
    (State or other jurisdiction               (Commission               (I.R.S. Employer
          of incorporation)                    File Number)              Identification No.)




  4510 LAMESA HIGHWAY, SNYDER, TEXAS                                79549
(Address of principal executive offices)                          (Zip Code)


                                 (915) 573-1104
              (Registrant's telephone number, including area code)


                                    No Change
         (Former name or former address, if changed since last report.)


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ITEM 5.    OTHER EVENTS.

         On April 30, 1998 the Registrant issued the following press release:

      PATTERSON ENERGY, INC. REPORTS FIRST QUARTER RESULTS FROM OPERATIONS

SNYDER, TEXAS, APRIL 30, 1998---PATTERSON ENERGY, INC. (NASDAQ:PTEN) today reported net income for the first quarter ended March 31, 1998 of $4.6 million, or $0.14 per diluted share, on operating revenues of $60.8 million compared to net income of $1.6 million, or $0.06 per diluted share, on operating revenues of $30.6 million for the same period in 1997. Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 126 % to $14.7 million for the three months ended March 31, 1998 compared to $ 6.5 million in the three months ended March 31, 1997. The improved results from operations reflect the Company's continued growth through acquisition of its contract drilling segment. Average rig utilization for the fiscal quarter ended March 31, 1998 was 71% as compared to 86% for the same period in 1997.

Since March 31, 1997, the Company has acquired 53 drilling rigs, including 15 during the first quarter of 1998, increasing its contract drilling fleet to 114 drilling rigs. Drilling revenues for the quarter ended March 31, 1998, rose 97% to $54.3 million, compared to $27.6 million for the same period in 1997. Direct drilling costs at March 31, 1998 were 73% of related drilling revenues compared to 81% in 1997.

Although the Company's financial results for the quarter ended March 31, 1998 significantly exceeded the results for the same three-month period in 1997, reduced commodity prices currently being experienced in the oil and natural gas industry, particularly for oil, have caused weakness in the demand for land-based drilling rigs. Cloyce Talbott, Chairman and Chief Executive Officer of the Company, noted that the weakness began in December 1997 and the situation is not expected to improve without an improvement in the commodity prices.

Patterson Energy, Inc., a Snyder, Texas based energy company, is one of the leading providers of domestic land based drilling services to major independent oil and natural gas companies. Patterson currently owns 114 drilling rigs (108 of which are currently operable) and focuses its operations in Texas and southeast New Mexico.


For further information, contact:
Patterson Energy, Inc.
Cloyce A. Talbott, Chairman and Chief Executive Officer
James C. Brown, Vice President-Finance and Chief Financial Officer
(915) 573-1104

Shimmerlik Corporate Communications, Inc.
Warren M. Shimmerlik
New York, NY
(212) 247-5200


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PATTERSON ENERGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)


                                                                            Three months ended
                                                                                 March 31,
                                                                                 ---------
                                                                    1998                           1997
                                                                    ----                           ----
     Revenues

              Drilling                                           $   54,297                   $    27,564
              Other                                                   6,454                         3,077
     Total Revenues                                                  60,751                        30,641
     Operating income                                                 7,861                         2,640
     Net income                                                  $    4,533                   $     1,640
     Net income per share:
              Basic                                              $     0.14                   $      0.06
              Diluted                                            $     0.14                   $      0.06
     Average shares outstanding:
              Primary                                                31,566                        26,416
              Diluted                                                31,832                        26,416


CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)


                                                              March 31, 1998              March 31, 1997
                                                              --------------              --------------
Current assets                                                  $    74,988               $    67,432
Property & equipment                                                133,444                    55,733
Total assets                                                        253,625                   124,297

Current liabilities                                                  34,034                    17,193
Notes payable, less current maturities                               54,537                        --
Total stockholders' equity                                          161,619                   105,884
Total liabilities and stockholders' equity                      $   253,625               $   124,297


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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             PATTERSON ENERGY, INC.




Date:  April 30, 1998                        By: /s/  James C. Brown
                                                --------------------------------
                                                 James C. Brown
                                                 Vice-President-Finance

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